Exhibit 107

Calculation of Filing Fee Tables

Schedule 14C
(Form Type)

Vireo Growth Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$180,018,358(1)(2)(3)	0.0001531	$27,561(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$180,018,358
Total Fees Due for Filing			$27,561
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$27,561

Table 2: Fee Offset Claims and Sources

Not Applicable

(1)	Title of each class of securities to which transaction applies: Vireo Growth Inc. (the “Company”) subordinate voting shares (the “Subordinate Voting Shares”).
(2)	Aggregate number of securities to which transaction applies: The number of Subordinate Voting Shares to which this transaction applies is estimated, as of March 10, 2025, to be 553,902,639.
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as an amount equal to (i) 553,902,639 Subordinate Voting Shares, multiplied by (ii) $0.325, the closing share price of the Subordinate Voting Shares on the OTCQX on March 10, 2025.

(4)	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying the transaction value by 0.0001531.